FRUCI & ASSOCIATES II
A Professional Limited Liability Company

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 (No. 333-236338) of our report dated May 20, 2020 on the consolidated balance sheets of Therapeutic Solutions, Inc. ("the Company") as of December 31, 2019 and 2018, and the related statements of operations, changes in shareholders' deficit, and cash flows for the two-year period ended December 31, 2019. Our report relating to those financial statements includes an emphasis of matter paragraph regarding an uncertainty about the Company's ability to continue as a going concern.

Fruci & Associates II, PLLC

Spokane, WA
May 20, 2020